Exhibit 1.1

NOTICE REGARDING UNDERWRITING AGREEMENT

The attached Underwriting Agreement is a contractual document that establishes and governs the legal relations among the parties with respect to the transactions described therein. The Underwriting Agreement is not intended to be a source for investors or security holders of factual, business, or operational information about the Bank. The representations and warranties, covenants and agreements contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed among those parties. Accordingly, investors and security holders should not rely on such representations and warranties, covenants or agreements as characterizations of the actual state of facts or condition of the Bank.

BANK OF MONTREAL

US$1,000,000,000

6.875% Fixed Rate Reset Limited Recourse Capital Notes, Series 6

(Non-Viability Contingent Capital (NVCC))

(Subordinated Indebtedness)

Underwriting Agreement

July 21, 2025

BMO Capital Markets Corp.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Barclays Capital Inc.

Mizuho Securities USA LLC

as Representatives of the several Underwriters

named in Schedule III hereto

Ladies and Gentlemen:

Bank of Montreal, a Canadian chartered bank (the “Bank”), proposes, subject to the terms and conditions stated herein, to issue and sell to the several underwriters named in Schedule III hereto (individually, an “Underwriter” and collectively, the “Underwriters”), for whom BMO Capital Markets Corp., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Barclays Capital Inc. and Mizuho Securities USA LLC (the “Representatives”) are acting as representatives, US$1,000,000,000 aggregate principal amount of the Bank’s 6.875% Fixed Rate Reset Limited Recourse Capital Notes, Series 6 (Non-Viability Contingent Capital (NVCC)) (Subordinated Indebtedness), as described in Schedule I-1 hereto (the “Notes”).

The Notes will be issued under a subordinated debt securities indenture dated as of December 12, 2017 (the “Base Indenture”) between the Bank and Computershare Trust Company, N.A. as successor to Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended and supplemented by the seventh supplemental indenture to be dated as of the Closing Date (as defined below) (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Bank and the Trustee.

In addition, the Bank will create, authorize and issue to Computershare Trust Company of Canada, in its capacity as trustee (the “Limited Recourse Trustee”) of BMO LRCN Trust (the “Limited Recourse Trust”), a number of Non-Cumulative 5-Year Fixed Rate Reset Class B Preferred Shares, Series 55 (Non-Viability Contingent Capital (NVCC)) of the Bank, as described in Schedule I-2 hereto (the “Preferred Shares” and, together with the Notes, the “Securities”), and authorize and reserve for issuance a number of common shares of the Bank (“Common Shares”) equal to the number of Common Shares into which the Preferred Shares will be converted upon a Trigger Event (as defined in the terms of the Preferred Shares). The Common Shares into which the Preferred Shares may be converted are referred herein as the “Conversion Shares.”

The Bank has filed with the Securities and Exchange Commission (the “Commission”) a registration statement (No. 333-285508) on Form F-3 for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of, among other securities, the Securities and the Conversion Shares. Such registration statement, and any post-effective amendment thereto as of the date of this Agreement, excluding the exhibits thereto, but including all documents incorporated by reference in the prospectus included therein and the information, if any, deemed to be part of the registration statement pursuant to Rule 430B under the Securities Act, has been declared effective by the Commission. The prospectus filed as part of the registration statement, in the form in which it has most recently been filed with the Commission on or prior to the date of this Agreement is hereinafter called the “Basic Prospectus”; the Basic Prospectus, as supplemented by the preliminary prospectus supplement dated July 21, 2025 relating to the Securities filed with the Commission pursuant to Rule 424 under the Securities Act is hereinafter called the “Preliminary Prospectus”; the various parts of such registration statement, including all exhibits thereto but excluding Forms T-1 and including all documents incorporated by reference in the prospectus included therein and any prospectus supplement relating to the Securities that is filed with the Commission and deemed by virtue of Rule 430B under the Securities Act to be part of such registration statement, each as amended at the time such part of such registration statement became effective, are hereinafter collectively called the “Registration Statement”; the Basic Prospectus, as supplemented by the final prospectus supplement dated July 21, 2025 relating to the Securities in the form in which it will be filed, or transmitted for filing, with the Commission, is hereinafter called the “Prospectus”; any reference herein to the Basic Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to the applicable form under the Securities Act, as of the date of such prospectus; any reference to any amendment or supplement to the Basic Prospectus, the Preliminary Prospectus, the Pricing Disclosure Package or the Prospectus shall be deemed to refer to and include any documents filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and incorporated by reference therein, in each case, after the date of the Basic Prospectus, the Preliminary Prospectus, the Pricing Disclosure Package or the Prospectus, as the case may be. The term “Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433(h) under the Securities Act, of the Bank relating to the Securities. The term “Applicable Time” means 3:55 p.m. on July 21, 2025. The term “Pricing Disclosure Package” means the Preliminary Prospectus, together with any Issuer Free Writing Prospectus identified on Schedule II hereto.

1. Representations and Warranties. The Bank represents and warrants to, and agrees with, each Underwriter that:

(a) The Bank meets the requirements for use of Form F-3 under the Securities Act; the Registration Statement has been declared effective by the Commission and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been initiated or threatened by the Commission;

(b) (i) Each part of the Registration Statement, the Pricing Disclosure Package and the Prospectus conform and, as amended or supplemented as of the Closing Date, will conform, in all material respects with the requirements of the Securities Act, the Trust Indenture Act of 1939, as amended and the rules and regulations of the Commission thereunder (the “Trust Indenture Act”); (ii) each part of the Registration Statement, when such part became effective, and as of the date of this Agreement, did not contain and each such part, as amended or supplemented as of the Closing Date, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and (iii) the Prospectus, on its date and as amended or supplemented as of the Closing Date, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that with respect to clauses (i) through (iii), the foregoing shall not apply to (A) statements in or omissions from any such document in reliance upon, and in conformity with, written information furnished to the Bank by the Representatives expressly for use in the preparation thereof, it being understood and agreed that the only such information furnished by any Representative is the Underwriter Information (as defined below), or (B) those parts of the Registration Statement that constitute Statements of Eligibility (Forms T-1) under the Trust Indenture Act;

(c) None of (i) the Pricing Disclosure Package as of the Applicable Time and (ii) any Issuer Free Writing Prospectus identified in Schedule II hereto or any electronic roadshow that is a written communication within the meaning of Rule 433 under the Securities Act made to investors by the Bank in connection with the offering of the Securities (“Roadshow”), each taken together with the Pricing Disclosure Package, as of the Applicable Time, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, however, that the representations and warranties in this Section 1(c) shall not apply to statements or omissions made in the Pricing Disclosure Package or any Issuer Free Writing Prospectus or Roadshow in reliance upon and in conformity with information furnished in writing to the Bank by the Representatives expressly for use therein, it being understood and agreed that the only such information furnished by any Representative is the Underwriter Information; no Issuer Free Writing Prospectus conflicts with the information contained in the Registration Statement, the Pricing Disclosure Package or the Prospectus;

(d) The documents incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus, when they became effective or were filed with the Commission, or furnished to the Commission and expressly incorporated by reference, as the case may be, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder, and any further documents so filed and incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus, when such documents become effective or are filed, or furnished and expressly incorporated by reference, with the Commission, as the case may be, will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder;

(e) The Bank exists as a Schedule I bank under the Bank Act (Canada) (the “Bank Act”), and has the requisite corporate power and authority to own, lease and operate its properties, to authorize and issue securities as contemplated hereunder, and to conduct its business as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus and is qualified to transact business, except to the extent that the failure to be so qualified would not have a Material Adverse Effect (as hereinafter defined);

(f) The Bank is not an “ineligible issuer” in connection with the offering of Securities pursuant to Rule 164 under the Securities Act. Any Issuer Free Writing Prospectus that the Bank is required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Each Issuer Free Writing Prospectus that the Bank has filed or is required to file, pursuant to Rule 433(d) under the Securities Act complies or will comply, in all material respects, with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder;

(g) Since the date of the latest audited financial statements included or incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus there has not been (i) any material change in the share capital (other than as occasioned by Common Shares having been issued pursuant to the Bank’s employee stock purchase plans, equity incentive option plans or dividend reinvestment plans, as occasioned upon conversion of convertible securities, as occasioned by shares issued in exchange for subsidiary corporation shares or acquisitions, and other than repurchased under the Bank’s normal course issuer bid), or (ii) any material adverse change in or affecting the financial position, shareholders’ equity or results of operations of the Bank and its consolidated subsidiaries considered as an entirety, in each case, otherwise than as set forth or contemplated in the Registration Statement and the Pricing Disclosure Package (any such change described in clause (ii) is referred to as a “Material Adverse Change”);

(h) This Agreement has been duly authorized, executed and delivered by the Bank;

(i) All actions required to be taken by or on behalf of the Bank, including the passing of all requisite resolutions of its directors, have occurred so as to validly authorize, issue and sell the Securities and to validly authorize and reserve for issuance the Conversion Shares as contemplated by this Agreement, and duly, punctually and faithfully perform all the obligations to be performed by it under this Agreement;

(j) Each of the Base Indenture and the Supplemental Indenture has been duly qualified under the Trust Indenture Act and has been duly authorized by the Bank and, when executed and delivered by the Bank, and assuming the due authorization, execution and delivery thereof by the Trustee, will constitute a legal, valid and binding obligation of the Bank, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and the Indenture and the Notes will conform in all material respects to the descriptions thereof in the Pricing Disclosure Package and the Prospectus;

(k) The Notes have been duly authorized by the Bank and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of this Agreement, will constitute legal, valid and binding obligations of the Bank, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and the Notes will be entitled to the benefits of the Indenture;

(l) The Preferred Shares have been duly authorized by the Bank and, when issued and delivered to the Limited Recourse Trustee, will be validly issued, fully paid and non-assessable, and the issuance of the Preferred Shares will not be subject to any preemptive right, right of first refusal or other similar rights to subscribe for purchase securities of the Bank; and the Preferred Shares will conform in all material respects to the description thereof contained in the Pricing Disclosure Package and the Prospectus;

(m) The Conversion Shares into which the Preferred Shares may be converted upon the occurrence of a Trigger Event have been duly and validly authorized and reserved by the Bank, and, when issued upon conversion of the Preferred Shares in accordance with the terms of the Preferred Shares, will be fully paid and non-assessable, and the issuance of the Conversion Shares will not be subject to any preemptive right, right of first refusal or other similar rights to subscribe for purchase securities of the Bank; and the Conversion Shares will conform in all material respects to the description thereof contained in the Pricing Disclosure Package and the Prospectus;

(n) The execution and delivery by the Bank of this Agreement, the Indenture and the Notes, the issue and sale of the Notes, the creation and issue of the Preferred Shares, the authorization and issuance of the Conversion Shares and the compliance by the Bank with all of the provisions of the Securities, the Indenture and this Agreement, and the consummation of the transactions herein and therein contemplated, will not result in a violation or breach of any of the terms or provisions of, or constitute a default under, any material indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument to which the Bank is a party or by which the Bank is bound or to which any of the property or assets of the Bank is subject, or result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Bank or any of its properties, except, in each case, for such conflicts, breaches, defaults and violations that would not have a material adverse effect on the business, financial position, shareholders’ equity or results of operations of the Bank and its subsidiaries considered as an entirety (a “Material Adverse Effect”) or affect the validity of the Securities, nor will such action result in any material violation of the provisions of the Bank Act or a violation of the by-laws of the Bank; and no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body is required for the solicitation of offers to purchase Notes, the issue and sale of the Notes, the creation and issue of the Preferred Shares, the authorization and issuance of the Conversion Shares or the consummation by the Bank of the other transactions contemplated by this Agreement or the Indenture, except (i) to the extent that the failure to obtain or make such consents, approvals, authorizations, orders, registrations or qualifications would not have a Material Adverse Effect or affect the validity of the Securities, (ii) such consents, approvals, authorizations, orders, registrations or qualifications as have been, or will have been prior to the date of this Agreement, obtained under the Securities Act or the Trust Indenture Act, (iii) such consents, approvals, authorizations, orders, registrations or qualifications as may be required under state securities or Blue Sky laws (including insurance laws of any state relating to offers and sales of securities in such state) or the filing of any required reports of exempt distribution in respect of sales of the Securities in Canada, and (iv) as may be required by the Office of the Superintendent of Financial Institutions (Canada) or any successor thereto, as described in the Pricing Disclosure Package and the Prospectus;

(o) There is no action, suit or proceeding pending or to the knowledge of the executive officers of the Bank threatened against the Bank or any of its subsidiaries, which has, or may reasonably be expected in the future to have, a Material Adverse Effect, except as set forth or contemplated in the Registration Statement, the Pricing Disclosure Package and the Prospectus;

(p) The Bank is not, and after giving effect to the offer and sales of the Notes and issuance of the Preferred Shares and application of the proceeds thereof as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus, will not be required to register as an “investment company” under the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder;

(q) KPMG LLP, auditor of the financial statements incorporated by reference into the Registration Statement, the Pricing Disclosure Package and the Prospectus, was an independent registered public accounting firm for the period covered by such auditor’s opinion with respect to such financial statements within the meaning of the Securities Act and the rules and regulations thereunder and the applicable Canadian securities laws;

(r) The Bank’s consolidated financial statements included or incorporated by reference in the Registration Statement, the Prospectus and the Pricing Disclosure Package, together with the related schedules and notes comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and present fairly, in all material respects, the consolidated financial position, results of operations and changes in financial position of the Bank and its subsidiaries on the basis stated therein at the respective dates or for the respective periods to which they apply, and such statements and related schedules and notes have been prepared in accordance with International Financial Reporting Standards consistently applied throughout the periods involved, except as may be disclosed therein;

(s) Neither the Bank nor any of its subsidiaries or affiliates, nor any director, officer, or employee, nor, to the Bank’s knowledge, any agent or representative of the Bank or of any of its subsidiaries or affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Bank and its subsidiaries and affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein;

(t) The operations of the Bank and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including, to the extent applicable, those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the applicable anti-money laundering statutes of other jurisdictions where the Bank and its subsidiaries conduct business, the rules and regulations thereunder and any applicable related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Bank or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the executive officers of the Bank, threatened; and

(u) (i) The Bank represents that neither the Bank nor any of its subsidiaries (collectively, the “Entity”) nor, to the knowledge of the Entity, any director, officer, employee, agent, affiliate or representative of the Entity, is an individual or entity (“Person”) that is, or is majority owned or controlled by a Person that is:

(A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the Canadian Government, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor

(B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, the Ukrainian regions of Crimea, Kherson, Zaporizhzhia, Donetsk and Luhansk, Cuba, Iran, North Korea, Sudan and Syria).

(ii) The Bank represents and covenants that it will not, directly or indirectly, use the proceeds of the offering of Notes, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person in any manner that, to the knowledge of the Entity, will result in a violation of applicable Sanctions in the jurisdiction in which such activity is carried out by such Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

2. Purchase and Sale.

(a) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Bank agrees to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Bank, at the purchase price set forth in Schedule III hereto, the amount of the Notes set forth opposite such Underwriter’s name in Schedule III hereto (each such amount, a “Purchase Price”).

(b) In consideration of the Underwriters’ agreement to solicit offers to purchase the Notes provided for herein, and in consideration of the contemplated services to be rendered by the Underwriters in connection therewith, the Bank agrees to pay to each Underwriter a fee (the “Underwriters’ Fee”) as set forth in Schedule III hereto.

3. Delivery and Payment.

(a) Delivery of and payment for the Notes shall be made on the date and at the time specified in Schedule III hereto or at such time on such later date not more than three Business Days after the foregoing date as the Representatives shall designate, which date and time may be postponed by agreement between the Representatives and the Bank or as provided in Section 10 hereof. The time and date of such payment are herein referred to as the “Time of Delivery” and such date, the “Closing Date.” Delivery of the Notes shall be made to the Representatives for the respective accounts of the several Underwriters against payment by the several Underwriters through the Representatives of the applicable Purchase Price thereof to or upon the order of the Bank by wire transfer payable in same-day funds to an account specified by the Bank. Delivery of the Notes shall be made through the facilities of The Depository Trust Company unless the Representatives shall otherwise instruct.

(b) Payment of the Underwriters’ Fee will be made at the Time of Delivery and be set-off by the Underwriters from the Purchase Price deliverable at the Time of Delivery.

4. Agreements. The Bank covenants and agrees with each Underwriter as follows:

(a) (i) To prepare the Prospectus in a form approved by the Underwriters (such approval not to be unreasonably withheld or delayed) and to file such Prospectus pursuant to Rule 424(b) under the Securities Act not later than the Commission’s close of business on the second Business Day following the execution and delivery of this Agreement; (ii) to make no amendment or supplement (other than an amendment or supplement as a result of filings by the Bank under the Exchange Act and other than the filing of prospectuses, preliminary prospectuses, preliminary prospectus supplements, free-writing prospectuses and other documents pursuant to Rule 424(b) or Rule 433 under the Securities Act relating to securities other than the Notes purchased by the Underwriters and the Preferred Shares) to the Registration Statement, the Pricing Disclosure Package or the Prospectus prior to the Time of Delivery without having afforded the Representatives a reasonable opportunity to review such amendment or supplement; (iii) to prepare (A) an Issuer Free Writing Prospectus that is a final term sheet relating to the Notes in the form set forth in Schedule I-1 hereto and (B) an Issuer Free Writing Prospectus that is a final term sheet relating to the Preferred Shares in the form set forth in Schedule I-2 hereto, and to file such term sheets pursuant to Rule 433(d) under the Securities Act within the time required by such rule; (iv) to file promptly all other material required to be filed by the Bank with the Commission pursuant to Rule 433(d) under the Securities Act; (v) to file promptly all reports and any definitive proxy or information statements required to be filed by the Bank with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act for so long as the delivery of a prospectus is required in connection with the offering or sale of the Securities, and during such same period to advise the Underwriters, promptly after it receives notice thereof, (1) of the time when any amendment to the Registration Statement has been filed or becomes effective with the Commission (other than an amendment or supplement as a result of filings by the Bank under the Exchange Act and other than the filing of prospectuses, preliminary prospectuses, preliminary prospectus supplements, free-writing prospectuses and other documents pursuant to Rule 424(b) or Rule 433 under the Securities Act relating to securities other than the Notes purchased by the Underwriters and the Preferred Shares) or any supplement to the Prospectus or the Pricing Disclosure Package has been filed with the Commission or, (2) of the issuance by the Commission or any Canadian securities authorities of any stop order or of any order preventing or suspending the use of the Registration Statement, the Pricing Disclosure Package or the Prospectus, (3) of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or (4) of any request by the Commission or any Canadian securities authorities to amend or supplement the Registration Statement, the Pricing Disclosure Package, or the Prospectus or for additional information; and (vi) in the event of the issuance of any such stop order or of any such order preventing or suspending the use of the Registration Statement, the Pricing Disclosure Package, or the Prospectus or suspending any such qualification, to use promptly its commercially reasonable efforts to obtain its withdrawal;

(b) That if, at any time prior to the filing of the Prospectus pursuant to Rule 424(b), any event occurs as a result of which the Pricing Disclosure Package as then amended and supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made at such time not misleading, the Bank will (i) notify promptly the Representatives so that any use of the Pricing Disclosure Package may cease until it is amended or supplemented; and (ii) amend or supplement the Pricing Disclosure Package to correct such statement or omission and supply any amendment or supplement to the Underwriters in such quantities as they may reasonably request (including without limitation by preparing and furnishing to the Underwriters the Prospectus);

(c) To furnish the Underwriters with copies of the Registration Statement and each amendment thereto, the Preliminary Prospectus and the Prospectus, in the form in which it is filed with, or transmitted for filing to, the Commission pursuant to Rule 424 under the Securities Act, in such quantities as the Representatives may reasonably request from time to time; and, if the delivery of the Prospectus is required at any time within 90 days after sale of the Notes and if at such time any event shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when the Prospectus is delivered, not misleading, or, if for any other reason it shall be necessary during such same period to amend or supplement the Prospectus or to file under the Exchange Act any document incorporated by reference in the Prospectus in order to comply with the Securities Act, the Exchange Act or the Trust Indenture Act, to notify the Representatives as promptly as practicable; and if the Bank shall decide to amend or supplement the Registration Statement or the Prospectus as then amended or supplemented, to so advise the Representatives promptly by telephone (with confirmation in writing) and to prepare and cause to be filed promptly with the Commission an amendment or supplement to the Registration Statement or the Prospectus as then amended or supplemented that will correct such statement or omission or effect such compliance; provided, however, that if during such same period an Underwriter continues to own Notes purchased from the Bank which such Underwriter proposes to sell, upon the reasonable request of the Representatives, the Bank shall promptly prepare and file with the Commission such an amendment or supplement, the expense of such preparation and filing to be borne by the Bank if such amendment or supplement occurs within 90 days of the date of the Prospectus and if after such 90-day period, by the Underwriters;

(d) That, unless it has or shall have obtained the prior written consent of the Representatives, it has not made and will not make any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405) required to be filed by the Bank with the Commission or retained by the Bank under Rule 433; provided that such prior written consent shall be deemed to have been given in respect of the Issuer Free Writing Prospectuses included in Schedule II hereto and any Roadshow. Any such free writing prospectus consented to by the Representatives or the Bank is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Bank agrees that (x) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (y) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping;

(e) That, during the period beginning on the date hereof and continuing to and including the Closing Date, the Bank will not, without the prior consent (such consent not to be unreasonably withheld or delayed) of the Representatives, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any securities of the Bank that are substantially similar to the Notes;

(f) To consider any request by the Representatives to qualify the Notes for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Representatives shall reasonably request;

(g) To use its commercially reasonable efforts to list or obtain approval for listing, within 30 days from the Closing Date, subject to notice of issuance, if applicable, the Conversion Shares on the Toronto Stock Exchange (the “TSX”) and the New York Stock Exchange (the “NYSE”). The Bank will use its commercially reasonable efforts to maintain the listing of the Conversion Shares on the TSX and the NYSE;

(h) At all times, to reserve and keep available, free of preemptive rights, enough Common Shares for the purpose of enabling the Bank to satisfy its obligations to issue the Conversion Shares upon conversion of the Preferred Shares in accordance with the terms of the Preferred Shares;

(i) Not to take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Bank to facilitate the sale or resale of the Notes; and

(j) To pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Bank’s counsel and accountants in connection with the registration of the Securities and the Conversion Shares under the Securities Act and all other expenses in connection with the preparation, printing and filing of the Registration Statement, the Preliminary Prospectus, the Prospectus and any Issuer Free Writing Prospectus and all other amendments and supplements thereto and the mailing and delivering of copies thereof to the Underwriters; (ii) the cost of printing, word-processing or reproducing this Agreement, the Registration Statement, any Preliminary Prospectus, the Prospectus, the Pricing Disclosure Package, any Issuer Free Writing Prospectus, any Blue Sky and legal investment memoranda and any other documents in connection with the offering, purchase, sale and delivery of the Securities and the Conversion Shares; (iii) all expenses in connection with the qualification of the Notes for offering and sale under state securities laws as provided in Section 4(f) hereof, including fees and disbursements of the Bank’s counsel and reasonable fees and disbursements of the Underwriters’ counsel in connection with such qualification and in connection with the Blue Sky and legal investment surveys and all filing fees incurred in connection with the review and qualification of the offering of the Notes by the Financial Industry Regulatory Authority and any filing fees payable to the Canadian securities authorities in connection with the filing of all required exempt distribution reports, and the legal fees relating to the preparation and filing of such reports; (iv) any fees charged by security rating services for rating the Securities; (v) all fees and expenses in connection with listing the Conversion Shares on applicable stock exchanges; (vi) the cost of preparing the Securities; (vii) (A) the fees and expenses of the Trustee and any agent of the Trustee and the fees and disbursements of counsel for the Trustee in connection with the

Indenture and the Notes and (B) the fees and expenses of the Limited Recourse Trustee and any agent of the Limited Recourse Trustee and the fees and disbursements of counsel for the Limited Recourse Trustee in connection with the Limited Recourse Trust, the Notes, the Preferred Shares, the Conversion Shares and any related matters; (viii) any advertising expenses connected with the solicitation of offers to purchase and the sale of Notes so long as such advertising expenses have been pre-approved by the Bank; (ix) the costs and expenses of the Bank relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Notes, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Bank, travel and lodging expenses of the representatives and officers of the Bank and any such consultants, and the cost of any aircraft chartered in connection with the road show; (x) the cost and charges of any transfer agent or registrar; (xi) all reasonable costs and expenses related to the transfer and delivery of the Notes to the Underwriters, including any transfer or other similar taxes payable thereon; and (xii) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section 4. It is understood, however, that except as provided in this Section 4 and Section 7 hereof, the Underwriters will pay all of their own costs and expenses, including the fees of their counsel.

5. Offering by the Underwriters.

(a) It is understood that the several Underwriters propose to offer the Notes for sale to the public as set forth in the Prospectus and this Agreement;

(b) Each Underwriter severally represents and agrees with the Bank that, unless it has or shall have obtained the prior written consent of the Bank, it has not made and will not make any offer relating to the Notes that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405) required to be filed by the Bank with the Commission or retained by the Bank under Rule 433; provided that such prior written consent shall be deemed to have been given in respect of the Permitted Free Writing Prospectus and any Roadshow;

(c) Each Underwriter severally represents and agrees with the Bank that any offer or sale of the Notes purchased by it hereunder in Canada or to any resident of Canada shall be effected on a private placement basis in accordance with applicable exemptions under the applicable securities laws in the relevant jurisdiction, including any requirement that such Underwriter represent and agree that (A) it has not offered, sold, distributed or delivered, and that such Underwriter will not offer, sell, distribute or deliver, any Notes purchased by it hereunder, directly or indirectly in Canada or to any person that is resident in any province or territory of Canada for the purposes of securities laws applicable therein (including any corporation or other entity organized under the laws of any jurisdiction in Canada), except pursuant to an available exemption from the prospectus requirements and registration requirements of, or otherwise in compliance with, the securities laws applicable in any of the provinces or territories of Canada; and (B) it will not distribute or deliver the Prospectus or Prospectus Supplement or any other offering material relating to Notes purchased by it hereunder, in Canada in contravention of the securities laws or regulations of any province or territory of Canada;

(d) Each Underwriter severally represents and agrees with the Bank that it will comply with or observe any restrictions or limitations set forth in the Prospectus as amended or supplemented on persons to whom, or the jurisdictions or manner in which, the Notes may be offered, sold, resold or delivered; and

(e) Each Underwriter severally represents and agrees with the Bank that will promptly advise the Bank upon the completion of the distribution of the offering of the Notes.

6. Conditions to the Obligations of the Underwriters. The several obligations of the Underwriters to purchase the Notes hereunder shall be subject to the condition that all representations and warranties and other statements of the Bank herein are true and correct at and as of the Closing Date and the Time of Delivery, to the condition that the Bank shall have performed all of its obligations hereunder theretofore in each case to be performed, and to the following additional conditions:

(a) The Prospectus, and any supplement thereto, shall have been filed in the manner and within the time period required by Rule 424(b); and any other material required to be filed by the Bank pursuant to Rule 433(d) under the Securities Act shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433;

(b) No stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission or, to the knowledge of the executive officers of the Bank, shall be contemplated by the Commission; and all requests for additional information on the part of the Commission shall have been complied with to the reasonable satisfaction of the Representatives;

(c) The Underwriters shall have received, upon request of the Representatives, from Allen Overy Shearman Sterling US LLP, United States counsel to the Underwriters, such opinion and letter, dated the Closing Date, with respect to matters related to the Registration Statement, the Pricing Disclosure Package and the Prospectus and such other matters as the Underwriters may request in their reasonable judgment, and the Bank shall have furnished to such counsel such documents as such counsel requests in its reasonable judgment for the purpose of enabling such counsel to pass upon such matters;

(d) The Underwriters shall have received an opinion and letter of Sullivan & Cromwell LLP, United States counsel for the Bank, or other counsel satisfactory to the Representatives in their reasonable judgment, dated the Closing Date, to the effect set forth in Annex I hereto;

(e) The Underwriters shall have received an opinion of Osler, Hoskin & Harcourt LLP, Canadian counsel for the Bank, or other counsel satisfactory to the Representatives in their reasonable judgment, dated the Closing Date, to the effect set forth in Annex II hereto;

(f) The Underwriters shall have received an opinion of Torys LLP, Canadian tax counsel for the Bank, or other counsel satisfactory to the Representatives in their reasonable judgment, dated the Closing Date, to the effect set forth in Annex III hereto;

(g) KPMG LLP, the independent registered public accounting firm which audited the financial statements of the Bank and its subsidiaries included or incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus, shall have furnished to the Underwriters, on the date of this Agreement and at the Closing Date, letters, (which may refer to letters previously delivered to the Underwriters), dated respectively as of the date of this Agreement and as of the Closing Date (with a “cut-off” date no more than two business days prior to the date of such letter), in form and substance satisfactory to the Underwriters, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus;

(h) The Bank shall have furnished or caused to be furnished to the Underwriters a certificate of any Vice Chairman, any Executive or Senior Vice President, any Executive Managing Director, any Vice President, any Global Head, Capital and Funding or any principal financial or accounting officer of the Bank, dated the Closing Date, in which such officer, in his or her capacity as such, to the best of his or her knowledge after reasonable investigation, shall state that (i) the representations and warranties of the Bank contained in Section 1 hereof are true and correct, as of the Closing Date, (ii) the Bank has complied with all agreements and satisfied all conditions on its part to be performed or satisfied under this Agreement at or prior to the Closing Date, (iii) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are threatened by the Commission, and (iv) since the respective dates as of which information is given in the Pricing Disclosure Package and the Prospectus (exclusive of any amendments or supplements thereto made subsequent to the date hereof), there has not been any Material Adverse Change, otherwise than as set forth or contemplated in the Pricing Disclosure Package and the Prospectus (exclusive of any amendments or supplements thereto made subsequent to the date hereof);

(i) Subsequent to the date of this Agreement or, if earlier, the dates as of which information is given in the Pricing Disclosure Package and the Prospectus, there shall not have been any Material Adverse Change, except as set forth in or contemplated in the Prospectus (exclusive of any amendment or supplement thereto made subsequent to the date hereof) and the Pricing Disclosure Package the effect of which, is, in the reasonable judgment of the Representatives, so material and adverse as to make it impractical or inadvisable to proceed with the purchase and public offering of the Notes on the terms and in the manner contemplated in the Prospectus (exclusive of any amendment or supplement thereto made subsequent to the date hereof) and the Pricing Disclosure Package; and

(j) The Underwriters shall have received such other opinions, certificates and documents as may be reasonably requested by them and agreed by the Bank prior to the date of this Agreement.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above in this Agreement shall not be reasonably satisfactory in form and substance to the Representatives when and as required to be delivered, this Agreement and all obligations of the Underwriters to purchase the Notes hereunder may be canceled at, or at any time prior to, the Closing Date by the Representatives. Notice of such cancellation shall be given to the Bank in writing or by telephone confirmed in writing.

7. Indemnification and Contribution. (a) The Bank will indemnify and hold harmless each Underwriter, and each person, if any, who controls any of the Underwriters within the meaning of the Securities Act, against any losses (other than loss of profits), claims, damages or liabilities, joint or several, to which such Underwriter or such controlling person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Preliminary Prospectus, the Pricing Disclosure Package or the Prospectus, each as amended or supplemented, or any Issuer Free Writing Prospectus, including the Roadshow, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse such Underwriter and such controlling person for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such action or claim, as incurred; provided, however, that the Bank will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Basic Prospectus, any Preliminary Prospectus, the Pricing Disclosure Package or the Prospectus, each as amended or supplemented, or any Issuer Free Writing Prospectus, in reliance upon and in conformity with written information furnished to the Bank by such Underwriter through the Representatives expressly for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the Underwriter Information.

(b) Each Underwriter, severally and not jointly, will indemnify and hold harmless the Bank and each person, if any, who controls the Bank within the meaning of the Securities Act, against any losses, claims, damages or liabilities to which the Bank or such controlling person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Preliminary Prospectus, the Pricing Disclosure Package or the Prospectus, each as amended or supplemented, or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, the Preliminary Prospectus, the Pricing Disclosure Package or the Prospectus, each as amended or supplemented, or any Issuer Free Writing Prospectus, in reliance upon and in conformity with written information furnished to the Bank by such Underwriter through the Representatives expressly for use therein; and will reimburse the Bank for any legal or other expenses reasonably incurred by the Bank or such controlling person in connection with investigating or defending any such action or claim, as incurred. The Bank acknowledges and agrees that the information set forth under “Supplemental Plan of Distribution (Conflicts of Interest)” beginning on page S-70 of the Preliminary Prospectus in the first and second sentences of the third paragraph thereon with respect to the selling concession and reallowance to certain dealers, in the sixth paragraph thereon with respect to stabilization of market prices and in the third and fourth sentences of the seventh paragraph thereon with respect to market making activities of the Underwriters (collectively, the “Underwriter Information”) has been provided by the Underwriters to the Bank for use in the Preliminary Prospectus and the Prospectus and constitutes the only information furnished in writing by or on behalf of the several Underwriters for inclusion in the Preliminary Prospectus, the Pricing Disclosure Package, the Prospectus or any Issuer Free Writing Prospectus.

(c) Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; provided, however, that the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would, in the judgment of counsel, be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties. Such firm shall be designated in writing by the Underwriters in the case of parties indemnified pursuant to Section 7(a) hereof and by the Bank in the case of parties indemnified pursuant to Section 7(b) hereof. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party (which such consent shall not be unreasonably conditioned, delayed or withheld), effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is an actual or potential party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes (x) no admission of culpability of such indemnified party and (y) an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d) If the indemnification provided for in this Section 7 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses (other than loss of profits), claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Bank on the one hand and each Underwriter on the other from the sale of the Notes to which such loss, claim, damage or liability (or action in respect thereof) relates. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Bank on the one hand and each Underwriter on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Bank on the one hand and each Underwriter on the other shall be deemed to be in the same proportion as the total net proceeds from the sale of the Notes (before deducting expenses) received by the Bank bear to the total discounts and commissions received by such Underwriter in respect thereof. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading relates to information supplied by the Bank on the one hand or by any Underwriter on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Bank and each Underwriter agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), an Underwriter shall not be required to contribute any amount in excess of the amount by which the total discounts and commissions received by it exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission and all obligations of the Underwriters to contribute shall be several and not joint. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) or found to be grossly negligent by a court of competent jurisdiction shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e) The obligations of the Bank under this Section 7 shall be in addition to any liability which the Bank may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Underwriter within the meaning of the Securities Act; and the obligations of each Underwriter under this Section 7 shall be in addition to any liability which such Underwriter may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Bank and to each person, if any, who controls the Bank within the meaning of the Securities Act.

8. Representations and Indemnities to Survive. The respective indemnities, agreements, representations, warranties and other statements by any Underwriter and the Bank or its officers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation or statement as to the results thereof made by or on behalf of any Underwriter or the Bank or any of its officers or directors or any controlling person, and will survive the delivery of and payment for the Notes.

9. Termination. The Representatives may terminate this Agreement by notice given to the Bank, prior to delivery and payment for the Notes, if at any time after the execution and delivery of this Agreement and prior to such payment and delivery: (i) there shall have occurred any suspension or material limitation in trading in securities generally on the NYSE or the TSX if the effect of any such event, in the reasonable judgment of the Representatives, makes it impracticable or inadvisable to proceed with the purchase and public offering by the Underwriters of the Notes; (ii) a general moratorium on commercial banking activities in New York is declared by either Federal or New York State authorities or in Toronto is declared either by federal or provincial authorities; (iii) there shall have occurred any outbreak or escalation of hostilities or any calamity or crisis involving the United States or Canada or there shall have been any declaration by the United States or Canada of a national emergency or war, other than any such outbreak, escalation or declaration arising out of or relating to the United States’ war on terrorism that does not represent a significant departure from the conditions that exist on the date of this Agreement; (iv) trading is suspended in the Bank’s securities on the NYSE or the TSX; (v) there shall have occurred any downgrading, or the Bank shall have received any written notice of any intended downgrading, in the rating accorded the Bank’s debt by Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, S&P Global Ratings, a division of S&P Global Inc., Fitch Ratings, Inc., or DBRS Limited and DBRS, Inc., or any such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, the ratings accorded the Bank’s debt; or (vi) there shall have occurred any material disruption in securities settlement, payment or clearance services in the United States or Canada, if, in the case of clauses (iii) and (vi), the effect of such an event in the reasonable judgment of the Representatives, is to make it impracticable or inadvisable to proceed with the purchase and public offering of the Notes by the Underwriters, on the terms and in the manner contemplated in the Pricing Disclosure Package, as amended or supplemented.

10. Default by an Underwriter. If, on the Closing Date, any one or more of the Underwriters shall fail or refuse to purchase Notes that it has or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Notes which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of the Notes to be purchased on such date, the other Underwriters shall be obligated severally in the proportions that the principal amount of Notes set forth opposite their respective names in Schedule III bears to the aggregate principal amount of Notes set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as the Representatives may specify, to purchase the Notes which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date; provided that in no event shall the principal amount of Notes that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one-ninth of such principal amount of Notes without the written consent of such Underwriter. If, on the Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Notes and the aggregate principal amount of

Notes with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Notes to be purchased on such date, and arrangements satisfactory to the Representatives and the Bank for the purchase of such Notes are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter or the Bank. In any such case either the Representatives or the Bank shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement, the Pricing Disclosure Package or the Prospectus, as amended or supplemented, if applicable, or in any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

11. Notices. Except as otherwise specifically provided herein, all statements, requests, notices and advices hereunder shall be in writing, or by telephone if promptly confirmed in writing, and if to the Representatives, shall be sufficient in all respects when delivered or sent by facsimile transmission, registered mail or email as set forth in Annex IV hereto next to such Representative’s name, and if to the Bank shall be sufficient in all respects when delivered or sent by registered mail or email to Bank of Montreal, 100 King Street West, 1 First Canadian Place, 11th Floor, Toronto, Ontario, Canada M5X 1A1, email: CorporateWholesaleFunding@bmo.com, Attention: Senior Vice President and Treasurer, with a copy to Osler, Hoskin & Harcourt LLP, 100 King Street West, 1 First Canadian Place, Suite 6200, P.O. Box 50, Toronto, Ontario, Canada M5X 1B8, email: AMack@osler.com, Attention: Arlene Mack.

12. Successors. This Agreement shall be binding upon, and inure solely to the benefit of, each Underwriter and the Bank, and to the extent provided in Section 7 and Section 8 hereof, the officers and directors of the Bank and any person who controls any Underwriter or the Bank and an affiliate of an Underwriter, and their respective personal representatives, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Notes through or from any Underwriter hereunder shall be deemed a successor or assign by reason of such purchase.

13. No fiduciary duty. The Bank acknowledges and agrees that (i) the purchase and sale of the Notes pursuant to this Agreement is an arm’s-length commercial transaction between the Bank, on the one hand, and the Underwriters, on the other, (ii) in connection therewith and with the process leading to such transaction each Underwriter is acting solely as a principal and not the agent or fiduciary of the Bank, (iii) no Underwriter has assumed an advisory or fiduciary responsibility in favor of the Bank with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Bank on other matters) or any other obligation to the Bank except the obligations expressly set forth in this Agreement, (iv) the Underwriters may have interests that differ from the interests of the Bank and (v) the Bank has consulted its own legal and financial advisors to the extent it deemed appropriate. The Bank agrees that it will not claim that the Underwriters, or any of them, have rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Bank, in connection with such transaction or the process leading thereto.

14. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Bank and the Underwriters, or any of them, with respect to the subject matter hereof.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

16. Submission to jurisdiction; authorized agent. The Bank irrevocably (i) agrees that any legal suit, action or proceeding against the Bank brought by any Underwriter or by any person who controls any Underwriter arising out of or based upon this Agreement may be instituted in any state or federal court in The City of New York (a “New York Court”), (ii) waives, to the fullest extent it may effectively do so, any objection that it may now or hereafter have to the laying of venue of any such proceeding, and (iii) submits to the jurisdiction of such courts in any such suit, action or proceeding. The Bank irrevocably waives any immunity to jurisdiction to which it may otherwise be entitled or become entitled (including immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or based on this Agreement or the transactions contemplated hereby and thereby that is instituted in any New York Court. The Bank has appointed BMO Capital Markets Corp., 151 West 42nd Street, 32nd Floor, New York, New York 10036 (Attention: Legal Department), as its authorized agent (the “Authorized Agent”) upon which process may be served in any such action arising out of or based on this Agreement that may be instituted in any New York Court by any Underwriter or by any person who controls any Underwriter, expressly consents to the jurisdiction of any such court in respect of any such action, and waives any other requirements of or objections to personal jurisdiction with respect thereto. The Bank represents and warrants that the Authorized Agent has agreed to act as such agent for service of process and agrees to take any and all action, including the filing of any and all documents and instruments, which may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Bank shall be deemed, in every respect, effective service of process upon the Bank.

17. Waiver of Jury Trial. The Bank and each Underwriter hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

18. Judgment currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder into any currency other than United States dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be the rate at which, in accordance with normal banking procedures, the relevant Underwriters could purchase United States dollars with such other currency in The City of New York on the Business Day preceding that on which final judgment is given. The obligation of the Bank with respect to any sum due from it to any Underwriter or any person controlling any Underwriter shall, notwithstanding any judgment in a currency other than United States dollars, not be discharged until the first Business Day following receipt by such Underwriter or controlling person of any sum in such other currency, and only to the extent that such Underwriter or controlling person may in accordance with normal banking procedures purchase United States dollars with such other currency. If the United States dollars so purchased are less than the sum originally due to such Underwriter or controlling person hereunder, the Bank agrees as a separate obligation and notwithstanding any such judgment, to indemnify such Underwriter or controlling person against such loss. If the United States dollars so purchased are greater than the sum originally due to such Underwriter or controlling person hereunder, such Underwriter or controlling person agrees to pay to the Bank an amount equal to the excess of the dollars so purchased over the sum originally due to such Underwriter or controlling person hereunder.

19. Definitions. As used herein, “Business Day” shall mean any day other than a day when the Commission’s office in Washington, D.C. is not open for business or banking institutions are authorized or obligated by law or executive order to close in The City of New York, New York or Toronto, Ontario.

20. Counterparts. This Agreement may be executed by any one or more of the parties hereto and thereto in any number of counterparts, each of which shall be deemed to be an original, but all of such respective counterparts shall together constitute one and the same instrument. Electronic signatures complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law will be deemed original signatures for purposes of this Agreement. Transmission by telecopy, electronic mail or other transmission method of an executed counterpart of this Agreement will constitute due and sufficient delivery of such counterpart.

21. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

22. USA Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Bank, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

23. U.S. Special Resolution Regime. In the event that any Underwriter that is a Covered Entity (as defined below) becomes subject to a proceeding under a U.S. Special Resolution Regime (as defined below), the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

In the event that any Underwriter is a Covered Entity or a BHC Act Affiliate (as defined below) of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights (as defined below) under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For purposes of the prior two paragraphs:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

24. Singapore Financial Services and Markets (Resolution of Financial Institutions) Regulations 2024. Notwithstanding anything to the contrary in, and to the exclusion of any other term or condition of, this Agreement or any other agreement, arrangement, or understanding, each party to this Agreement agrees, in accordance with regulation 33 of the FSM Regulations (as defined below), to be bound by:

(a) section 92 of the FSM Act (as defined below); and

(b) any suspension of the exercise of any termination right in this Agreement made by the MAS (as defined below) under section 93 of the FSM Act,

in relation to the qualifying pertinent financial institution (as defined below) or its subsidiary relating to this Agreement to the extent required by and in accordance with the FSM Regulations.

This Section 24 shall be interpreted in accordance with the FSM Regulations and the FSM Act.

For the purposes of this Section 24:

“FSM Act” shall mean the Financial Services and Markets Act 2022 of Singapore;

“FSM Regulations” shall mean the Financial Services and Markets (Resolution of Financial Institutions) Regulations 2024 of Singapore;

“MAS” shall mean the Monetary Authority of Singapore;

“qualifying pertinent financial institution” means a bank that is incorporated in Singapore and to which a direction is issued under section 52(1) of the FSM Act; and

“termination right” shall have the meaning set out in section 91 of the FSM Act.

If the foregoing is in accordance with your understanding, please sign and return to us five counterparts hereof, whereupon this letter and the acceptance by each of you thereof shall constitute a binding agreement between the Bank and each of you in accordance with its terms.

Very truly yours,

BANK OF MONTREAL

By:	/s/ Paras Jhaveri
Name: Paras Jhaveri
Title: Global Head, Capital and Funding

[Signature Page to Underwriting Agreement]

The foregoing Agreement is hereby

confirmed and accepted as of the

date first above written.

BMO CAPITAL MARKETS CORP.

By:	/s/ Zain Leela
	Name:	Zain Leela
	Title:	Managing Director

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Adam D. Bordner
	Name:	Adam D. Bordner
	Title:	Managing Director

GOLDMAN SACHS & CO. LLC

By:	/s/ Rishi Mathur
	Name:	Rishi Mathur
	Title:	Managing Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Stephen L. Sheiner
	Name:	Stephen L. Sheiner
	Title:	Executive Director

BARCLAYS CAPITAL INC.

By:	/s/ Thomas McIntosh
	Name:	Thomas McIntosh
	Title:	Managing Director

MIZUHO SECURITIES USA LLC

By:	/s/ Robert Fahrbach
	Name:	Robert Fahrbach
	Title:	Managing Director

For themselves and the other

several Underwriters named in

Schedule III to the foregoing

Agreement

[Signature Page to Underwriting Agreement]

Schedule I-1

Pricing Term Sheet

Bank of Montreal

US$1,000,000,000

6.875% Fixed Rate Reset Limited Recourse Capital Notes, Series 6

(Non-Viability Contingent Capital (NVCC))

(Subordinated Indebtedness)

Issuer:	Bank of Montreal (the “Bank”)

Issue:	6.875% Fixed Rate Reset Limited Recourse Capital Notes, Series 6 (Non-Viability Contingent Capital (NVCC)) (Subordinated Indebtedness) (the “Notes”)

Expected Credit Ratings*:	[intentionally omitted]

Format:	SEC Registered

Principal Amount:	US$1,000,000,000

Price to Public (Issue Price):	100.000%

Underwriting Commission:	1.000% per Note

Net Proceeds to the Bank after Underwriting Commission and before Expenses:	US$990,000,000

Trade Date:	July 21, 2025

Issue Date:	July 29, 2025 (T+6) (the “Issue Date”)

Initial Interest Reset Date:	November 26, 2030 (the “Initial Interest Reset Date”)

Maturity Date:	November 26, 2085 (60 years)

Interest Reset Dates:	The Initial Interest Reset Date and each fifth anniversary date thereafter occurring prior to and not including the Maturity Date (each such date, an “Interest Reset Date”).

Interest:

The Notes will bear interest on their principal amount (i) from and including the Issue Date to, but excluding, the Initial Interest Reset Date, at a rate of 6.875% per annum and (ii) during each Rate Reset Period (as defined in the Prospectus Supplement), at a rate per annum equal to the U.S. Treasury Rate (as defined in the Prospectus Supplement) on the applicable Interest Rate Calculation Date (as defined below) plus 2.976%.

For each Rate Reset Period, the U.S. Treasury Rate will be determined by the calculation agent on the third business day immediately preceding the applicable Interest Reset Date (each such date, an “Interest Rate Calculation Date”).

SCHEDULE I-1-1

The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. In no event will the interest rate on the Notes be less than zero.

Interest Payment Dates:	Quarterly on February 26, May 26, August 26 and November 26 of each year (each, an “Interest Payment Date”), beginning on November 26, 2025.

Interest Deferability:	Interest payments are non-deferrable.

On any Failed Coupon Payment Date (as defined below), the principal amount of, and any accrued and unpaid interest on, all outstanding Notes will become immediately due and payable by the Bank, subject to the limited recourse feature described below. Upon delivery to all holders of Notes (the “Noteholders”) of their proportionate share of the Trust Assets (as defined below) following any Failed Coupon Payment Date in accordance with the limited recourse feature described below, all Notes will cease to be outstanding and each Noteholder will cease to be entitled to interest thereon. See “Limited Recourse” below.

“Failed Coupon Payment Date” means the fifth business day immediately following an Interest Payment Date upon which the Bank does not pay interest on the Notes and has not cured such non-payment by subsequently paying such interest prior to such fifth business day.

Initial Benchmark Treasury:	UST 3.875% due June 30, 2030

Initial Benchmark Treasury Yield:	3.899%

Initial Re-Offer Spread to Benchmark Treasury:	+297.6 bps

Initial Re-Offer Yield:	6.875%

Day Count / Business Day Convention:	30/360; Following, Unadjusted

Redemption:

The Notes may be redeemed, at the option of the Bank, with the prior written approval of the Superintendent of Financial Institutions (Canada) (the “Superintendent”) and without the consent of the Noteholders, in whole or in part, on not less than 10 days’ and not more than 60 days’ prior notice to the registered Noteholders, on the Initial Interest Reset Date and on each February 26, May 26, August 26 and November 26 thereafter, at the Redemption Price (as defined below) (an “Optional Redemption”).

The Bank may also, at its option, with the prior written approval of the Superintendent and without the consent of the Noteholders, redeem the Notes, in whole but not in part, on not less than 10 days’ and not more than 60 days’ prior notice to the registered Noteholders (i) at any time following a Regulatory Event Date (as defined in the Prospectus Supplement), or (ii) at any time following the occurrence of a Tax Event Date (as defined in the Prospectus Supplement), in each case at the Redemption Price (a “Special Event Redemption”).

SCHEDULE I-1-2

Upon any redemption by the Bank of the Non-Cumulative 5-Year Fixed Rate Reset Class B Preferred Shares, Series 55 (Non-Viability Contingent Capital (NVCC)) (the “Preferred Shares”) held in the Limited Recourse Trust (as defined below) in accordance with their terms prior to the Maturity Date (such redemption will be subject to the prior written approval of the Superintendent), outstanding Notes with an aggregate principal amount equal to the aggregate face amount of Preferred Shares redeemed by the Bank pursuant to such redemption shall automatically and immediately be redeemed, on a full and permanent basis, for a cash amount equal to the Redemption Price, without any action on the part of, or the consent of, the Noteholders. See the Pricing Term Sheet for the Preferred Shares attached hereto (the “Preferred Share Term Sheet”) for circumstances under which the Preferred Shares may be redeemed by the Bank. For certainty, to the extent that, in accordance with the terms of the Indenture (as defined in the Prospectus Supplement), the Bank has immediately prior to or concurrently with such redemption of Preferred Shares redeemed or purchased for cancellation outstanding Notes with an aggregate principal amount equal to the aggregate face amount of Preferred Shares being redeemed such requirement to redeem a corresponding number of Notes shall be deemed satisfied.

The Bank will not redeem the Notes under any circumstances if such redemption would, directly or indirectly, result in the Bank’s breach of any provision of the Bank Act (Canada) (the “Bank Act”) or the guidelines for capital adequacy requirements for banks in Canada of the Office of the Superintendent of Financial Institutions (Canada) (“OSFI”), as may be amended from time to time (the “CAR Guideline”).

“Redemption Price” of the Notes means the aggregate of (i) the principal amount thereof, plus (ii) any accrued and unpaid interest thereon up to, but excluding, the date fixed for redemption.

Limited Recourse:	If (i) a Failed Coupon Payment Date occurs, (ii) on the Maturity Date, the Bank does not pay the aggregate principal amount of the Notes, together with any accrued and unpaid interest thereon, in cash, (iii) an Event of Default occurs, (iv) in connection with the redemption of the Notes, on the date fixed for such redemption, the Bank does not pay the Redemption Price in cash, or (v) a Trigger Event occurs (each such event, a “Recourse Event”), while a Noteholder will have a claim against the Bank for the principal amount of the Notes and any accrued and unpaid interest thereon (which will then be due and payable), the Noteholder’s sole recourse in respect of such claim will be limited to such Noteholder’s proportionate share of the assets (the “Trust Assets”) held by a third party trustee (the “LRT Trustee”) in respect of the Notes in the BMO LRCN Trust (the “Limited Recourse Trust”). The LRT Trustee will hold assets in the Limited Recourse Trust in respect of more than one series of limited recourse capital notes and the assets (including the Bank’s preferred shares) for each such series will be held separate from the assets for other series. Computershare Trust Company of Canada will act as the LRT Trustee.

SCHEDULE I-1-3

Initially, at the time of issuance of the Notes, the Trust Assets will consist of Preferred Shares issued on or before the Issue Date at an issue price equal to the Canadian Dollar Equivalent (as defined in the Preferred Share Term Sheet) of US$1,000 per Preferred Share. Following the issuance of the Notes, the Trust Assets may consist of (i) Preferred Shares (or proceeds with respect to the subscription for units of the Limited Recourse Trust by the Bank, which are to be used by the Limited Recourse Trust to subscribe for Preferred Shares), (ii) cash if the Preferred Shares are redeemed for cash, or purchased for cancellation, by the Bank with the prior written approval of the Superintendent (other than the portion of such cash in respect of any declared and unpaid dividends), (iii) common shares of the Bank (“Common Shares”) issued upon the conversion of the Preferred Shares into Common Shares as a result of a Trigger Event (other than any Dividend Common Shares (as defined below), if any), or (iv) any combination thereof, depending on the circumstances. At no time shall the Trust Assets include any dividends paid on the Preferred Shares, any right to receive declared, but unpaid, dividends on the Preferred Shares or any Dividend Common Shares.

The number of Preferred Shares issued on or before the Issue Date will be equal to the total principal amount of the Notes divided by US$1,000. If the Trust Assets consist solely of Preferred Shares at the time a Recourse Event occurs, the LRT Trustee will deliver to each Noteholder one Preferred Share for each US$1,000 principal amount of Notes held by such Noteholder, which shall be applied to the payment of the principal amount of the Notes, and such delivery of Preferred Shares will be each Noteholder’s sole remedy against the Bank for repayment of the principal amount of the Notes and any accrued but unpaid interest thereon then due and payable.

Upon the occurrence of a Recourse Event that is a Trigger Event, each Noteholder will be entitled to receive such Noteholder’s proportionate share of the Trust Assets and the LRT Trustee will deliver to each Noteholder such Noteholder’s proportionate share of Common Shares issued in connection with the Trigger Event upon the conversion of the Preferred Shares into Common Shares upon the happening of an NVCC Automatic Conversion (as defined in the Preferred Share Term Sheet) upon the occurrence of such Trigger Event (other than any Dividend Common Shares). The number of Common Shares issuable in connection with the Trigger Event will be calculated based on a Share Value (as defined in the Preferred Share Term Sheet) of US$1,000 plus declared and unpaid dividends, if any, up to, but excluding, the date of the Trigger Event, expressed in Canadian dollars. The delivery of such Common Shares (other than any Common Shares issued in respect of the portion of the Share Value, if any, equal to any declared and unpaid dividends (the “Dividend Common Shares”), which Dividend Common Shares shall not be delivered to the Noteholders and shall either be retained by the Limited Recourse Trust or sold by the Limited Recourse Trust with the proceeds distributed to the Bank) shall be applied to the payment of the principal amount of the Notes, and such delivery of Common Shares will be each Noteholder’s sole remedy against the Bank for repayment of the principal amount of the Notes and any accrued but unpaid interest thereon then due and payable. See “NVCC Automatic Conversion” below.

The receipt by a Noteholder of such Noteholder’s proportionate share of the Trust Assets upon the occurrence of a Recourse Event shall exhaust the remedies of such Noteholders under the Notes. If a Noteholder does not receive its proportionate share of the Trust Assets under such circumstances, the sole remedy of such Noteholder for any claims against the Bank shall be limited to a claim for the delivery of such Trust Assets.

SCHEDULE I-1-4

In case of any shortfall resulting from the value of the Trust Assets being less than the principal amount of and any accrued and unpaid interest on the Notes, all losses arising from such shortfall shall be borne by the Noteholders.

All claims of any Noteholder against the Bank under the Notes will be extinguished upon receipt by such Noteholder of its proportionate share of the Trust Assets.

NVCC Automatic Conversion:

Upon the occurrence of a Trigger Event, each outstanding Preferred Share will automatically and immediately be converted, on a full and permanent basis, without any action on the part of the holder thereof, into fully-paid and non-assessable Common Shares, the number of which is to be determined in accordance with the NVCC Automatic Conversion Formula (as defined in the Preferred Share Term Sheet). See “NVCC Automatic Conversion” in the Preferred Share Term Sheet for more details.

Immediately following such NVCC Automatic Conversion (as defined in the Preferred Share Term Sheet), pursuant to the limited recourse feature described above, each Noteholder will be entitled to receive such Noteholder’s proportionate share of the Trust Assets and the LRT Trustee will deliver to each Noteholder such Noteholder’s proportionate share of Common Shares issued in connection with the Trigger Event (other than any Dividend Common Shares) upon the conversion of the Preferred Shares into Common Shares upon the happening of an NVCC Automatic Conversion upon the occurrence of such Trigger Event. See “Limited Recourse” above.

Status and Subordination:

The Notes will be direct unsecured subordinated indebtedness of the Bank and rank subordinate to all of the Bank’s deposit liabilities and all of the Bank’s other indebtedness (including all of the Bank’s other unsecured and subordinated indebtedness) from time to time issued and outstanding, except for such indebtedness which by its terms ranks equally in right of payment with, or is subordinate to, the Notes.

Upon the occurrence of a Recourse Event, including a Trigger Event or an Event of Default (as defined below), the recourse of each holder of the Notes will be limited to the holder’s proportionate share of the Trust Assets. The receipt by a Noteholder of its proportionate share of the Trust Assets upon the occurrence of a Recourse Event shall exhaust the remedies of such Noteholder under the Notes. If a Noteholder does not receive its proportionate share of the Trust Assets under such circumstances, the sole remedy of the Noteholder for any claims against the Bank will be limited to a claim for the delivery of such Trust Assets. If the Trust Assets that are delivered to the Noteholders under such circumstances comprise of Preferred Shares or Common Shares, such Preferred Shares or Common Shares will rank on parity with the Bank’s other Class B preferred shares or Common Shares, as applicable.

The Notes will not constitute savings accounts, deposits or other obligations that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or under the Canada Deposit Insurance Corporation Act (Canada), the Bank Act or any other deposit insurance regime designed to ensure the payment of all or a portion of a deposit upon the insolvency of the deposit taking financial institution.

SCHEDULE I-1-5

Events of Default:

The only events of default under the Notes will be the bankruptcy, insolvency or liquidation of the Bank (each, an “Event of Default”).

An Event of Default under the Notes will not include any non-payment by the Bank of the principal amount of or interest on the Notes, a default in the performance by the Bank of any other covenant of the Bank contained in the Indenture, or the occurrence of a Trigger Event (including an NVCC Automatic Conversion).

The occurrence of an Event of Default is a Recourse Event for which the sole remedy of the Noteholders will be the delivery of the Trust Assets, and the delivery of the Trust Assets to the Noteholders will exhaust all remedies of such Noteholders in connection with such Event of Default. See “Limited Recourse” above.

Prohibited Owners:	The terms and conditions of the Notes will contain provisions that will provide the Bank with the right not to deliver some or all, as applicable, of the Preferred Shares or Common Shares (issued upon a Recourse Event) to any person who the Bank or its transfer agent has reason to believe is an Ineligible Person (as defined in the Prospectus Supplement) or any person who, by virtue of that delivery would become a Significant Shareholder (as defined in the Prospectus Supplement).

Purchase for Cancellation:

The Bank may, at any time or from time to time, with the prior written approval of the Superintendent, purchase Notes in the open market or by tender, by private contract or otherwise. Any Notes so purchased will be cancelled by the Bank.

If any Notes are so purchased for cancellation, subject to the provisions of the Bank Act, the consent of the Superintendent and various restrictions on the retirement of Preferred Shares, the Bank shall redeem a corresponding number of Preferred Shares (which Preferred Shares will have a face amount equal to the aggregate principal amount of the Notes to be cancelled) then held in the Limited Recourse Trust.

Use of Proceeds:	The net proceeds will be contributed to the general funds of the Bank and will be utilized for general banking purposes, which may include the redemption of outstanding capital securities of the Bank and/or repayment of other outstanding liabilities of the Bank, and are expected to qualify as Additional Tier 1 capital of the Bank for regulatory purposes.

Joint Book-Running Managers:	BMO Capital Markets Corp. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Barclays Capital Inc. Mizuho Securities USA LLC

Co-Managers:

CIBC World Markets Corp.

Desjardins Securities Inc.

MUFG Securities Americas Inc.

Natixis Securities Americas LLC

Santander US Capital Markets LLC

Academy Securities, Inc.

BBVA Securities Inc.

DBS Bank Ltd.

Tigress Financial Partners LLC

SCHEDULE I-1-6

Form and Denomination:	The Notes will be registered in the name of the nominee of The Depository Trust Company. Minimum of US$200,000 and integral multiples of US$1,000 in excess thereof.

CUSIP / ISIN:	06368L 8V1 / US06368L8V16

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Notes more than one business day prior to the settlement date will be required, by virtue of the fact that the Notes initially will settle in six business days (T+6), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Certain of the underwriters may not be U.S. registered broker-dealers and accordingly will not effect any sales within the United States except in compliance with applicable U.S. laws and regulations, including the rules of the Financial Industry Regulatory Authority, Inc.

The Bank has filed a registration statement (File No. 333-285508) (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the documents incorporated therein by reference that the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and the prospectus if you request them by calling BMO Capital Markets Corp. toll-free at 1-888-200-0266, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533, Barclays Capital Inc. toll-free at 1-888-603-5847 and Mizuho Securities USA LLC toll-free at 1-866-271-7403.

Singapore SFA Product Classification: Solely for the purposes of its obligations pursuant to section 309B of the Securities and Futures Act 2001 of Singapore (the “SFA”) and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), the Bank has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the Notes are prescribed capital markets products (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

SCHEDULE I-1-7

Schedule I-2

Pricing Term Sheet

Bank of Montreal

1,000,000 Non-Cumulative 5-Year Fixed Rate Reset Class B Preferred Shares, Series 55

(Non-Viability Contingent Capital (NVCC))

Capitalized terms used in this document but not defined have the meaning given to them in the Pricing Term Sheet for 6.875% Fixed Rate Reset Limited Recourse Capital Notes, Series 6 (Non-Viability Contingent Capital (NVCC)) (subordinated indebtedness) (the “Notes”) to which this Preferred Share Term Sheet is attached.

Issuer:	Bank of Montreal (the “Bank”)

Issue:	1,000,000 Non-Cumulative 5-Year Fixed Rate Reset Class B Preferred Shares, Series 55 (Non-Viability Contingent Capital (NVCC)) (the “Preferred Shares”) The Preferred Shares will be held in the Limited Recourse Trust for the benefit of the Bank and, in particular, to satisfy the recourse of Noteholders in respect of the Bank’s obligations under the Indenture.

Expected Credit Ratings*:	[intentionally omitted]

Issue Size:	US$1,000,000,000

Issue Price:	Canadian Dollar Equivalent (as defined below) of US$1,000 per Preferred Share

Face Amount:	US$1,000 per Preferred Share

Issue Date:	July 28, 2025 (T+5)

Dividends:	During the period from and including the date of issue of the Preferred Shares to, but excluding, the Initial Reset Date (as defined below) (the “Initial Fixed Rate Period”), the holders of Preferred Shares will be entitled to receive fixed rate non-cumulative preferential cash dividends, as and when declared by the board of directors of the Bank, subject to the provisions of the Bank Act, payable quarterly in arrears on February 26, May 26, August 26 and November 26 of each year (each, a “Dividend Payment Date”) in an amount per Preferred Share per annum equal to the Initial Fixed Dividend Rate (as defined below) multiplied by US$1,000 (or if then held in the Limited Recourse Trust, the Canadian Dollar Equivalent of US$1,000); provided that, whenever it is necessary to compute any dividend amount in respect of the Preferred Shares for a period of less than one full quarterly dividend period, such dividend amount shall be calculated on the basis of the actual number of days in the period and a year of 365 days.

SCHEDULE I-2-1

During each Subsequent Fixed Rate Period (as defined below), the holders of Preferred Shares will be entitled to receive fixed rate non-cumulative preferential cash dividends, as and when declared by the board of directors of the Bank, subject to the provisions of the Bank Act, payable quarterly in arrears on each Dividend Payment Date, in an amount per Preferred Share per annum equal to the Annual Fixed Dividend Rate (as defined below) applicable to such Subsequent Fixed Rate Period multiplied by US$1,000 (or if then held in the Limited Recourse Trust, the Canadian Dollar Equivalent of US$1,000).

The LRT Trustee, as trustee of the Limited Recourse Trust, will, by written notice, provide to the Bank a waiver (the “Waiver”) of its right to receive any and all dividends on the Preferred Shares during the period from and including the date of the waiver to and including the earlier of (a) the date upon which the LRT Trustee, as trustee, provides, by written notice, a revocation of the Waiver to the Bank, and (b) the date upon which the LRT Trustee, as trustee of the Limited Recourse Trust, is no longer the registered holder of Preferred Shares. Accordingly, no dividends are expected to be declared or paid on the Preferred Shares while the Preferred Shares are held in the Limited Recourse Trust. The Waiver is applicable to the LRT Trustee, as trustee of the Limited Recourse Trust, and will not bind a subsequent holder of the Preferred Shares.

The Bank will covenant in favor of the Limited Recourse Trust that, at any time during which the Waiver is no longer in effect and the Limited Recourse Trust is a holder of the Preferred Shares, if it does not declare and pay dividends on the Preferred Shares, it will not declare and pay dividends on any of the other outstanding series of Class B preferred shares of the Bank.

“Annual Fixed Dividend Rate” means, for any Subsequent Fixed Rate Period, the rate (expressed as a percentage rate rounded to the nearest one hundred–thousandth of one percent (with 0.000005% being rounded up)) equal to the sum of the U.S. Treasury Rate (as defined in the Prospectus Supplement, with respect to the Preferred Shares) on the applicable Fixed Rate Calculation Date (as defined below) plus 2.976%.

“Canadian Dollar Equivalent” means the Canadian dollar equivalent of U.S. dollars using the spot exchange rate as of 4:30 p.m. New York City time on July 25, 2025.

“Fixed Period End Date” means the Initial Reset Date and each November 26 every fifth year thereafter.

“Fixed Rate Calculation Date” means, for any Subsequent Fixed Rate Period, the third business day immediately preceding the first day of such Subsequent Fixed Rate Period.

“Initial Fixed Dividend Rate” means, for the Initial Fixed Rate Period, the rate equal to the interest rate per annum on the Notes in effect as of the Issue Date.

“Initial Reset Date” means November 26, 2030.

“Subsequent Fixed Rate Period” means the period from and including the Initial Reset Date to, but excluding, the next Fixed Period End Date and each five year period thereafter from and including such Fixed Period End Date to, but excluding, the next Fixed Period End Date.

Dividend Deferability:

If the board of directors of the Bank does not declare dividends, or any part thereof, on the Preferred Shares on or before the relevant Dividend Payment Date for a particular period, then the entitlement of the holders of Preferred Shares to receive such dividends, or to any part thereof, for the relevant period shall be forever extinguished.

The Bank may also be restricted under the Bank Act from paying dividends on the Preferred Shares in certain circumstances.

SCHEDULE I-2-2

Restrictions on Dividends and Retirement of Shares:	So long as any of the Preferred Shares are outstanding, the Bank will not, without the approval of the holders of the Preferred Shares, declare, pay or set apart for payment any dividends on any Common Shares or any other shares of the Bank ranking junior to the Preferred Shares (other than stock dividends on any shares ranking junior to the Preferred Shares); redeem, purchase or otherwise retire any Common Shares or any other shares of the Bank ranking junior to the Preferred Shares (except out of the net cash proceeds of a substantially concurrent issue of shares ranking junior to the Preferred Shares); redeem, purchase or otherwise retire less than all of the Preferred Shares; or except pursuant to any purchase obligation, sinking fund, retraction privilege or mandatory redemption provision attaching to any series of preferred shares of the Bank, redeem, purchase, or otherwise retire any other shares ranking on a parity with the Preferred Shares, unless in each case all dividends up to and including the dividend payment date for the last completed period for which dividends are payable have been declared and paid, or set apart for payment, in respect of each series of cumulative Class B preferred shares then issued and outstanding and on all other cumulative shares ranking on a parity with the Class B preferred shares of the Bank and there will have been paid or set apart for payment all declared dividends in respect of each series of non-cumulative Class B preferred shares of the Bank (including the Preferred Shares) then issued and outstanding and on all other non-cumulative shares ranking on a parity with the Class B preferred shares of the Bank.

Redemption:

Except as noted below, the Preferred Shares will not be redeemable by the Bank prior to the Initial Reset Date.

Subject to the provisions of the Bank Act, the prior consent of the Superintendent and to the provisions of the Preferred Shares, the Bank may redeem all or any part of the outstanding Preferred Shares, at the option of the Bank and without the consent of the holder, on the Initial Reset Date and on each February 26, May 26, August 26 and November 26 thereafter, by the payment of an amount in cash for each such share so redeemed of US$1,000 (or if then held in the Limited Recourse Trust, the Canadian Dollar Equivalent of US$1,000) per Preferred Share, together with any declared and unpaid dividends (of which none are expected for so long as the Preferred Shares are held in the Limited Recourse Trust), up to, but excluding, the date fixed for redemption.

If at any time the Bank redeems Notes in accordance with their terms (including in connection with an Optional Redemption or a Special Event Redemption) or purchases Notes, in whole or in part, by tender offer, open market purchases, negotiated transactions or otherwise, for cancellation, then the Bank shall, subject to the provisions of the Bank Act, the prior consent of the Superintendent and to the provisions of the Preferred Shares, redeem such number of Preferred Shares with an aggregate face amount equal to the aggregate principal amount of Notes redeemed or purchased for cancellation by the Bank, by the payment of an amount in cash for each such share so redeemed of the Canadian Dollar Equivalent of US$1,000 per Preferred Share, together with any declared and unpaid dividends (of which none are expected for so long as the Preferred Shares are held in the Limited Recourse Trust) up to, but excluding, the date fixed for redemption.

SCHEDULE I-2-3

When the Preferred Shares are held in the Limited Recourse Trust, subject to the provisions of the Bank Act, the prior consent of the Superintendent and to the provisions of the Preferred Shares, the Bank may also redeem all but not less than all of the outstanding Preferred Shares (i) at any time following a Regulatory Event Date, or (ii) at any time following a Tax Event Date, at the Bank’s option without the consent of the holder, by the payment of an amount in cash for each such share so redeemed of the Canadian Dollar Equivalent of US$1,000 per Preferred Share, together with any declared and unpaid dividends (of which none are expected for so long as the Preferred Shares are held in the Limited Recourse Trust) up to, but excluding, the date fixed for redemption.

Concurrently with or upon the maturity of the Notes, subject to the provisions of the Bank Act, the prior consent of the Superintendent and to the provisions of the Preferred Shares, the Bank may, at the Bank’s option, redeem all but not less than all of the outstanding Preferred Shares by the payment of an amount in cash for each such share so redeemed of the Canadian Dollar Equivalent of US$1,000 per Preferred Share, together with any declared and unpaid dividends (of which none are expected for so long as the Preferred Shares are held in the Limited Recourse Trust) up to, but excluding, the date fixed for redemption.

The Bank will give notice of any redemption to registered holders at least 10 and not more than 60 days prior to the redemption date.

NVCC Automatic Conversion:

Upon the occurrence of a Trigger Event, each outstanding Preferred Share will automatically and immediately be converted, on a full and permanent basis, without any action on the part of the holder thereof, into fully-paid and non-assessable Common Shares, the number of which is to be determined in accordance with the NVCC Automatic Conversion Formula (as defined below); rounding down, if necessary, to the nearest whole number of Common Shares, such conversion being referred to herein as an “NVCC Automatic Conversion”. Fractions of Common Shares will not be issued or delivered pursuant to an NVCC Automatic Conversion and no cash payment will be made in lieu thereof.

The “NVCC Automatic Conversion Formula” is (Multiplier x Share Value) ÷ Conversion Price = number of Common Shares into which each Preferred Share is converted upon a Trigger Event.

“Conversion Price” means the greater of (i) the Floor Price and (ii) the Current Market Price.

“Current Market Price” means the volume weighted average trading price of the Common Shares on the Toronto Stock Exchange or, if not then listed on the Toronto Stock Exchange, on another exchange or market chosen by the board of directors of the Bank on which the Common Shares are then traded, for the 10 consecutive trading days ending on the trading day immediately prior to the date on which the Trigger Event occurs (with the conversion occurring as of the start of business on the date on which the Trigger Event occurs), converted (if not denominated in Canadian dollars) into Canadian dollars on the basis of the closing exchange rate between Canadian dollars and the relevant currency reported by the Bank of Canada on the date immediately

SCHEDULE I-2-4

preceding the date of the Trigger Event (or if not available on such date, the date on which such closing rate was last available prior to such date). If such exchange rate is no longer reported by the Bank of Canada, the relevant exchange rate for calculating the Current Market Price in Canadian dollars shall be the simple average of the closing exchange rates between Canadian dollars and the relevant currency quoted at approximately 4:00 p.m., New York City time, on such date by three major banks selected by the Bank. If no such trading prices are available, “Current Market Price” shall be the Floor Price.

“Floor Price” means $5.00, subject to adjustment.

“Multiplier” means 1.0.

“Share Value” means US$1,000 plus declared and unpaid dividends, if any, up to, but excluding the date of the Trigger Event, expressed in Canadian dollars. In determining the Share Value of any Preferred Share, the face amount thereof and any declared and unpaid dividends thereon shall be converted from U.S. dollars into Canadian dollars on the basis of the closing exchange rate between Canadian dollars and U.S. dollars (in Canadian dollars per U.S. dollar) reported by the Bank of Canada on the date immediately preceding the date of the Trigger Event (or if not available on such date, the date on which such closing rate was last available prior to such date). If such exchange rate is no longer reported by the Bank of Canada, the relevant exchange rate for calculating the Share Value in Canadian dollars shall be the simple average of the closing exchange rates between Canadian dollars and U.S. dollars (in Canadian dollars per U.S. dollar) quoted at approximately 4:00 p.m., New York City time, on such date by three major banks selected by the Bank. As a result of the Waiver, no declared and unpaid dividends are expected for so long as the Preferred Shares are held in the Limited Recourse Trust.

Trigger Event:

A “Trigger Event” has the meaning set out in the CAR Guideline, Chapter 2, Definition of Capital, effective November 2023, as such term may be amended or superseded by OSFI from time to time, which term currently provides that each of the following constitutes a Trigger Event:

•  the Superintendent publicly announces that the Bank has been advised, in writing, that the Superintendent is of the opinion that the Bank has ceased, or is about to cease, to be viable and that, after the conversion or write off, as applicable, of the Preferred Shares and all other contingent instruments issued by the Bank and taking into account any other factors or circumstances that are considered relevant or appropriate, it is reasonably likely that the viability of the Bank will be restored or maintained; or

•  a federal or provincial government in Canada publicly announces that the Bank has accepted or agreed to accept a capital injection, or equivalent support, from the federal government or any provincial government or political subdivision or agent or agency thereof without which the Bank would have been determined by the Superintendent to be non-viable.

Conversion into Another Series of Preferred Shares:	The Bank may at any time that the Preferred Shares are not held in the Limited Recourse Trust, subject to the approval of the Superintendent, give the holders of Preferred Shares the right, at their option, to convert such Preferred Shares into a new series of Tier 1 capital preferred shares of the Bank on a share-for-share basis.

SCHEDULE I-2-5

Common Share Corporate Event:	In the event of a capital reorganization, consolidation, merger or amalgamation of the Bank or comparable transaction affecting the Common Shares, the Bank will take necessary action to ensure that the holders of the Preferred Shares receive, pursuant to an NVCC Automatic Conversion, the number of Common Shares or other securities that such holders would have received if the NVCC Automatic Conversion occurred immediately prior to the record date for such event.

Purchase for Cancellation:	Subject to the provisions of the Bank Act, the prior written approval of the Superintendent and to the provisions of the Preferred Shares, the Bank may at any time or from time to time purchase for cancellation the whole or any part of the outstanding Preferred Shares in the open market (including by private contracts), by tender or otherwise at the lowest price or prices at which in the opinion of the board of directors of the Bank such shares are obtainable.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Bank has filed a registration statement (File No. 333-285508) (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the documents incorporated therein by reference that the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and the prospectus if you request them by calling BMO Capital Markets Corp. toll-free at 1-888-200-0266, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533, Barclays Capital Inc. toll-free at 1-888-603-5847 and Mizuho Securities USA LLC toll-free at 1-866-271-7403.

SCHEDULE I-2-6

Schedule II

(a)	Issuer Free Writing Prospectuses:

Term Sheets in the form set forth in Schedule I-1 and Schedule I-2 of this Agreement.

(b)	Additional Information in Pricing Disclosure Package:

None.

SCHEDULE II-1

Schedule III

Underwriter	Aggregate Principal Amount of Notes
BMO Capital Markets Corp.	US$	400,000,000
Citigroup Global Markets Inc.		110,000,000
Goldman Sachs & Co. LLC		110,000,000
J.P. Morgan Securities LLC		110,000,000
Barclays Capital Inc.		85,000,000
Mizuho Securities USA LLC		85,000,000
CIBC World Markets Corp.		30,000,000
Desjardins Securities Inc.		20,000,000
MUFG Securities Americas Inc.		10,000,000
Natixis Securities Americas LLC		10,000,000
Santander US Capital Markets LLC		10,000,000
Academy Securities, Inc.		5,000,000
BBVA Securities Inc.		5,000,000
DBS Bank Ltd.		5,000,000
Tigress Financial Partners LLC		5,000,000

Total	US$	1,000,000,000

Price to Public/Purchase Price: 100.000% (representing US$1,000 per US$1,000 principal amount of the Notes), plus accrued interest, if any, from July 29, 2025

Underwriters’ Fee: 1.000% of the principal amount of the Notes

Closing Date, Time and Location: July 29, 2025 at 9:00 a.m. (New York City time) at Allen Overy Shearman Sterling US LLP, Commerce Court West, 199 Bay Street, Toronto, Ontario M5L 1E8.

SCHEDULE III-1

ANNEX I

Form of Opinion of Sullivan & Cromwell LLP

ANNEX I-1

Form of Letter of Sullivan & Cromwell LLP

ANNEX I-2

ANNEX II

Form of Opinion of Osler, Hoskin & Harcourt LLP

ANNEX II-1

ANNEX III

Form of Opinion of Torys LLP

ANNEX III-1

ANNEX IV

Underwriters

Name:	Contact Information:
BMO Capital Markets Corp.	151 West 42nd Street, 32nd Floor New York, New York 10036 Attention: Legal Department

Citigroup Global Markets Inc.	388 Greenwich Street New York, New York 10013 Attention: General Counsel Fax: (646) 291-1469

Goldman Sachs & Co. LLC	200 West Street New York, New York 10282-2198 Attention: Registration Department Email: registration-syndops@ny.email.gs.com

J.P. Morgan Securities LLC	383 Madison Avenue New York, New York 10179 Attention: Investment Grade Syndicate Desk Telephone: (212) 834-4533

Barclays Capital Inc.	745 7th Avenue New York, New York 10019 Attention: Syndicate Registration Telephone: (646) 834-8133

Mizuho Securities USA LLC	1271 Avenue of the Americas New York, New York 10020 Attention: Debt Capital Markets Email: BA_DCM_Notices@mizuhogroup.com

ANNEX IV-1